UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2009

VERSAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2009, Charles S. Cox entered into an employment agreement (the “Agreement”) with Versar, Inc. (the “Company”) pursuant to which Mr. Cox was appointed Senior Vice President of the Company and President of its wholly-owned subsidiary, VIAP, Inc.  On February 4, 2009, the Board of Directors of the Company elected Mr. Cox as a corporate officer and confirmed that as a Senior Vice President, Mr. Cox shall be considered an executive officer of the Company.

The Agreement is effective as of January 3, 2009 and is for a one year term from the effective date, subject to earlier termination in accordance with the Agreement.  Mr. Cox will receive an initial base salary of $390,000, which includes his United States based salary and certain additions for overseas service, and will be eligible to earn incentive compensation in the form of cash or securities under bonus and incentive programs, as may be in effect from time to time for management officers of the Company.  Mr. Cox will be entitled to receive any and all benefits made available to executive officers of the Company and may participate in all medical, hospitalization, dental, life, disability and other insurance plans, as are in effect from time to time for executive officers of the Company.  The Agreement includes a twelve month non-competition and non-solicitation provision and other customary terms and conditions for an employment agreement of this nature.

If Mr. Cox’s employment is terminated without cause (as defined in the Agreement), Mr. Cox will be entitled to a lump sum payment equal to one year’s base salary, any incentive compensation to which he would have been entitled as of the date of termination, any deferred compensation, any accrued personal leave and a continuation of benefits for twelve months.  Additionally, during the eighteen months immediately following termination, Mr. Cox will be entitled to the vesting of any and all stock options issued by the Company pursuant to its Incentive Stock Option Plan and vesting of any and all other options, warrants or shares.  If Mr. Cox’s employment is terminated with cause or upon his death or permanent disability, the Company will continue to pay Mr. Cox’s base salary and provide benefits for eight weeks following such termination.

In the event Mr. Cox’s employment is terminated after a change in control or a potential change in control (in each case, as defined in the Agreement) or if a successor to the Company fails to assume the Agreement during its term, Mr. Cox will be entitled to certain severance benefits.  In lieu of further cash compensation for periods after Mr. Cox’s employment ends, he will be paid a cash lump sum equal to two times his base salary.  In addition, he will be paid a cash lump sum equal to two times the higher of the amounts paid (if any) under any existing bonus or incentive plans in the calendar year preceding the calendar year in which employment ends.  The Company will also pay a cash lump sum equal to any unpaid incentive compensation that has been allocated or awarded to Mr. Cox under any existing bonus or incentive plans.  All unvested options to purchase Company common stock will immediately vest and remain exercisable for the longest period of time permitted under the applicable stock option plan.  All unvested restricted stock awards will immediately vest.  Mr. Cox, his spouse and dependents will be entitled to continued health and dental insurance benefits for eighteen months and life, disability and accident benefits for a period of twenty-four months following termination.  In lieu of medical and tax accounting benefits, Mr. Cox will be entitled to a lump sum payment of $16,000.  Additionally, Mr. Cox will be deemed retired for medical benefits purposes and the Company will continue to provide such benefits as in effect prior to such termination.

Mr. Cox, age 63, is a registered professional engineer with over thirty-five years of experience leading engineering and construction organizations.  From 2005 until his employment with the Company, Mr. Cox was president and owner of C.S. Cox and Associates, where he provided consulting services to select clients, including the Company, and agency representation to certain goods and service suppliers.  Mr. Cox also served as president and chief executive officer of UPM Services, Inc. from 2004 to 2006.  There are no transactions in which Mr. Cox has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of Mr. Cox’s Agreement is filed with this report as Exhibit 10.1 and is hereby incorporated by reference.  The foregoing description of such Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits.

	10.1	Employment Agreement between Charles S. Cox and Versar, Inc. entered into on February 2, 2009 and effective as of January 3, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 6, 2009	VERSAR, INC.

	By:	/s/ James C. Dobbs
James C. Dobbs
Senior Vice President and General Counsel

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